EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

         AUGUST 14, 2000
         (954) 987-4000 or (305) 374-1745
         Thomas S. Irwin  ext. 7560
         Victor H. Mendelson ext. 7590

             HEICO CORPORATION AGREES TO SELL TRILECTRON SUBSIDIARY

Miami, FL and Palmetto, FL-HEICO Corporation (NYSE: HEI and HEI.A) today announced that it has entered into a definitive agreement to sell its Trilectron Industries, Inc. subsidiary to a subsidiary of Illinois Tool Works Inc., a $9.3 billion (sales) diversified manufacturing company headquartered in Glenview, IL, for $52,500,000 in cash payable at closing plus assumption of approximately $4.3 million of long-term debt. The transaction, which is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act and customary closing conditions, is expected to be completed within 90 days.

HEICO, which acquired Palmetto, FL-based Trilectron in 1996, stated that it anticipates that it will report a net gain of $9 to $11 million after taxes in the fourth quarter of fiscal 2000 from the transaction. Laurans A. Mendelson, HEICO's Chairman, President and Chief Executive Officer noted, "HEICO's management has again demonstrated its ability to apply its highly successful management techniques to significantly grow an acquired business and then redeploy the investment, realizing a substantial benefit to HEICO shareholders."

Mr. Mendelson also stated, "We believe Trilectron's sale will sharpen HEICO's aircraft aftermarket focus and will allow us to emphasize our traditional higher profit margin activities and to allocate our financial resources to these areas."

Following the transaction, HEICO stated it plans to change the name of its Electronics and Ground Support Group to the Electronic Technologies Group and that it expects to relocate that group's Radiant Power Corp. subsidiary to a new facility in nearby Sarasota, FL. Radiant, which was acquired as a product line in 1999, was located at Trilectron's facilities in Palmetto, FL. Radiant expects that it will continue to manufacture, service and sell its current entire product line and that it will not experience significant employee turnover as a result of the move.

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Finally, Mr. Mendelson stated, "While we continue to foresee weakness in the next several months in the aviation aftermarket industry, we remain confident that our intermediate and long term growth prospects are strong in that market segment, and we believe that the remaining businesses within our Electronic Technologies Group present strong growth potential. In addition, HEICO will continue to pursue strategic acquisitions and, with the combination of the proceeds from Trilectron's sale and the Company's increased capital base and borrowing capabilities, we are confident that we have the financial ability to continue making these acquisitions."

Investment banking firm ING Barings acted as HEICO's financial advisor, and the law firm of Greenberg Traurig acted as HEICO's legal advisor in connection with the transaction.

HEICO Corporation is engaged in certain niche segments of the aerospace, aviation and defense industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Aviation Products Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense contractors and military agencies worldwide, including the United States Air Force, Navy and NASA. HEICO has developed and successfully employs programs which enhance its manufacturing operations and has followed highly focused marketing and product development programs to greatly expand product offerings and marketing reach following acquisitions. For more information concerning HEICO, please see our World Wide Web site at: http://www.heico.com/

Certain matters discussed in this press release include forward-looking statements which involve risks and uncertainties. HEICO's actual experience may differ materially from that discussed as a result of factors, including, but not limited to, lower commercial air travel, product specification costs and requirements, governmental and regulatory, demands, competition on military programs, product pricing levels, HEICO's ability to make acquisitions and achieve operating synergies from such acquisitions, interest rates and economic conditions within and outside of the aerospace, aviation and defense industries. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Forms 10-K, Forms 10-Q and Forms 8-K.